                            SUNDANCE ESCROW AGREEMENT

THIS ESCROW AGREEMENT is entered into as of May 23, 2003, by and among SUNDANCE
CAPITAL FUND I, a Nevada limited partnership ("Sundance"), INNERSPACE
CORPORATION, a Delaware corporation ("InnerSpace") and ROBERT D. ARKIN, P.C.
(the "Escrow Agent").

                                    RECITALS

A. Sundance and InnerSpace have entered into a Stock Purchase Agreement dated as of the Effective Date;

B. The Stock Purchase Agreement contemplates the establishment of an escrow arrangement to secure the obligations of Sundance under the Stock Purchase
   Agreement:

                                   WITNESSETH:

The parties to this Escrow  Agreement,  intending  to be legally  bound,  hereby agree as follows:

SECTION 1.    DEFINED TERMS; CONFLICTS

Capitalized  terms used and not otherwise defined in this Escrow Agreement shall have the meanings assigned to them in the Stock Purchase Agreement. In the event of a conflict  between the  provisions  of this Escrow  Agreement  and the Stock
Purchase  Agreement,  the  provisions  of the  Stock  Purchase  Agreement  shall control.

SECTION 2. ESCROW

2.1 SHARES AND STOCK POWERS TO BE PLACED IN ESCROW. InnerSpace shall issue certificates to Sundance representing 1,900,000 shares (the "Shares") of common stock, $.0001 par value, of InnerSpace ("InnerSpace Common Stock")
    pursuant to Section 1.1 of the Stock Purchase Agreement in certificated form. Of these Shares, 1,400,000 Shares (the "Escrow Shares") shall be held in escrow in accordance with this Escrow Agreement and deemed Escrow
    Shares. The Escrow Shares shall be held by the Escrow Agent in the Escrow in accordance with the provisions of this Escrow Agreement and shall not be subject to any lien, attachment, trustee process or any other judicial process of any party hereto or creditor thereof.

2.2 VOTING OF SHARES. Sundance shall be entitled to vote the Escrow Shares.
    InnerSpace shall give Sundance at least as much notice of meetings of shareholders as it gives its shareholders generally. Sundance shall direct the Escrow Agent in writing as to the exercise of voting rights pertaining to the Escrow Shares as to which such voting instructions have been received, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares. The Escrow Agent shall have no obligation to solicit consents or proxies from Sundance for purposes of any such vote.

2.3 DIVIDENDS, ETC. Any cash, securities or other property distributable
    (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares shall be distributed to Sundance.

2.4 TRANSFERABILITY. Sundance shall have the right to assign or transfer the
    Escrow Shares or any portion thereof subject to the terms of this
    Agreement. No transfer of any of such interests shall be recognized or given effect until the Escrow Agent and InnerSpace shall have received written notice of such transfer and the Escrow Agent shall have consented to such assignment or transfer in writing.

2.5 FRACTIONAL SHARES. No fractional shares of InnerSpace Common Stock shall be retained in or released from the Escrow pursuant to this Escrow Agreement.
    In connection with any release of Escrow Shares from the Escrow, if
    Sundance would otherwise be entitled to receive a fraction of a share of
    InnerSpace Common Stock (after aggregating all fractional shares of
    InnerSpace Common Stock issuable to Sundance), the Escrow Agent shall retain the fractional share until the Escrow is terminated.

SECTION 3. RELEASE OF SHARES TO SHAREHOLDERS.

7.1 RELEASE. The Escrow Agent may release the Escrow Shares from escrow in accordance with the following schedule:

        (a) 160,000 shares after Sundance invests $100,000 as provided in Section
            1.1(b) of the Stock Purchase Agreement;

        (b) 155,000 shares after Sundance invests $100,000 as provided in Section
            1.1(c) of the Stock Purchase Agreement;

        (c) 155,000 shares after Sundance invests $100,000 as provided in Section
            1.1(d) of the Stock Purchase Agreement;

        (d) 155,000 shares after Sundance invests $100,000 as provided in Section
            1.1(e) of the Stock Purchase Agreement;

        (e) 155,000 shares after Sundance invests $100,000 as provided in Section
            1.1(f) of the Stock Purchase Agreement;

        (f) 155,000 shares after Sundance invests $100,000 as provided in Section
            1.1(g) of the Stock Purchase Agreement;

        (g) 155,000 shares after Sundance invests $100,000 as provided in Section
            1.1(h) of the Stock Purchase Agreement;

        (h) 155,000 shares after Sundance invests $100,000 as provided in Section
            1.1(i) of the Stock Purchase Agreement; and

        (i) 155,000 shares after Sundance invests $100,000 as provided in Section
            1.1(j) of the Stock Purchase Agreement, and the balance of the shares, if any, on the first anniversary of execution of the Stock Purchase
            Agreement (the "Scheduled Escrow Termination Date").

7.2 PROCEDURES FOR RELEASING SHARES.

Mailing a stock certificate to Sundance certified mail, return receipt requested, may effect any release of shares to Sundance pursuant to Section 3.1.

SECTION 4. FEES AND EXPENSES

7.1 ESCROW AGENT FEES AND EXPENSES. Upon execution of this Escrow Agreement and initial deposit of the Escrow Shares, an acceptance fee in accordance with the Escrow Agent's fee schedules in effect from time to time will be payable to the Escrow Agent. This acceptance fee will cover the first year of the Escrow. Thereafter, an annual administrative fee will be payable in accordance with the Escrow Agent's fee schedules in effect from time to time. The Escrow Agent will also be entitled to reimbursement for extraordinary expenses incurred in performance of its duties hereunder.

7.2 PAYMENT OF ESCROW AGENT. InnerSpace shall pay the fees and expenses of the
    Escrow Agent for the services to be rendered by the Escrow Agent hereunder.

SECTION 5. LIMITATION OF ESCROW AGENT'S LIABILITY

7.1 LIMITATION. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

7.2 INDEMNIFICATION OF ESCROW AGENT. InnerSpace and Sundance, jointly and severally, shall indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. As among themselves, each of (i) InnerSpace and (ii) Sundance shall be liable for one-half (1/2) of such amounts and InnerSpace shall be entitled to reimbursement from the Escrow Shares of Sundance' share of any such loss, liability or expense.

SECTION 6. SUCCESSOR ESCROW AGENT

In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving resignation to the parties to this
Escrow Agreement, specifying not less than 60 days' prior written notice of the date when such resignation shall take effect. InnerSpace may appoint a successor
Escrow Agent without the consent of Sundance so long as such successor is a bank with assets of at least $50 million, and may appoint any other successor Escrow
Agent with the consent of Sundance, which consent shall not be unreasonably withheld. If, within such notice period, InnerSpace provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Shares then held by the Escrow
Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Shares to such designated successor.

SECTION 7. GENERAL

7.1 OTHER AGREEMENTS. Nothing in this Escrow Agreement is intended to limit any of InnerSpace's or any other party's rights under the Stock Purchase
    Agreement or under any other agreement entered into in connection with the transactions contemplated by the Stock Purchase Agreement.

7.2 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Escrow Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto:

          If to InnerSpace:

            InnerSpace Corporation
            2245 West University Drive, Suite 9
            Tempe, AZ  85281
            Attention:  Chief Executive Officer

          If to Sundance:

            Sundance Capital Fund I, LP
            4515 Chesswood Drive, Unit A
            Toronto, Ontario M3J2V6 Canada
            Attention:  Manager

          If to the Escrow Agent:

            Robert D. Arkin, P.C.
            6595G Roswell Road, Suite 222
            Atlanta, GA  30328

7.3 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted
    Copies of this Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered.
    "Transmitted Copies" will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

7.4 HEADINGS. The underlined headings contained in this Escrow Agreement are for convenience of reference only, shall not be deemed to be a part of this
    Escrow Agreement and shall not be referred to in connection with the construction or interpretation of this Escrow Agreement.

7.5 GOVERNING LAW; VENUE. This Escrow Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the
    State of Delaware (without giving effect to principles of conflicts of laws). Any state or federal court in the County of San Mateo in the State of Arizona shall have exclusive jurisdiction and venue over any dispute arising out of this Escrow Agreement and the parties hereby consent to the jurisdiction and venue of such courts.

7.6 SUCCESSORS AND ASSIGNS; PARTIES IN INTEREST.

    (a) Subject to Sections 3.5 and 10.7(b), this Escrow Agreement shall be binding upon: Sundance and Sundance of the Company and their respective estates, successors and assigns (if any); and InnerSpace and its successors and assigns (if any). This Escrow Agreement shall inure to the benefit of: Sundance; InnerSpace; the other indemnified parties; and the respective successors (if any) of the foregoing

    (b) InnerSpace may freely assign any or all of its rights under this
        Escrow Agreement, in whole or in part, to any other person without obtaining the consent or approval of any other party hereto or of any other person. None of Sundance, Sundance or the Company shall be permitted to assign any of his, her or its rights or delegate any of his, her or its obligations under this Escrow Agreement without
        InnerSpace's prior written consent.

7.7 WAIVER

    (a) No failure on the part of any person to exercise any power, right, privilege or remedy under this Escrow Agreement, and no delay on the part of any person in exercising any power, right, privilege or remedy under this Escrow Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

    (b) No person shall be deemed to have waived any claim arising out of this
        Escrow Agreement, or any power, right, privilege or remedy under this
        Escrow Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.8 AMENDMENTS. This Escrow Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of InnerSpace, Sundance and the Escrow Agent.

7.9 SEVERABILITY. In the event that any provision of this Escrow Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Escrow Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

7.10 ENTIRE AGREEMENT. This Escrow Agreement and the Reorganization Agreement
     and the other agreements contemplated in the Stock Purchase Agreement set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

7.11 CONSTRUCTION.

    (a) For purposes of this Escrow Agreement, whenever the context requires:
        the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and
        the neuter gender shall include the masculine and feminine genders.

    (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Escrow
        Agreement.

    (c) As used in this Escrow Agreement, the words "include" and "including,"
        and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

    (d) Except as otherwise indicated, all references in this Escrow Agreement to "Sections" are intended to refer to Sections of this Escrow
        Agreement.

IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first above written.

INNERSPACE CORPORATION
a Delaware corporation

By:/s/ Robert D. Arkin
Its:CEO

SUNDANCE CAPITAL FUND I, LP

By:  Sundance Capital Partners, LLC
     General Partner

By:/s/ Jay Stulberg
Its:Manager

ROBERT D. ARKIN, P.C.

By:/s/ Robert D. Arkin
Its:President